Exhibit 4.6
REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of February, 2008, by and among Bakers Footwear Group, Inc., a Missouri corporation (the “Company”), and each of the holders of the Shares (as defined below) set forth on Exhibit A hereto (each a “Securityholder” and, collectively, the “Securityholders”).
W I T N E S S E T H:
     WHEREAS, pursuant to that certain Second Lien Credit Agreement, dated as of February 1, 2008 (the “Credit Agreement”), by and among the Securityholders and the Company, the Securityholders have been issued Subordinated Term Notes of the Company in the aggregate principal amount of $7,500,000;
     WHEREAS, in connection with the transactions contemplated by the Credit Agreement, the Securityholders or their designees have received an aggregate of 350,000 shares of the Company’s Common Stock (the “Shares”); and
     WHEREAS, as a condition to closing the transactions contemplated by the Credit Agreement, the parties agreed to execute and deliver this Agreement setting forth certain rights of the Securityholders with respect to registration under the Securities Act of 1933, as amended, of the shares of Common Stock issued to the Securityholders.
     NOW, THEREFORE, in consideration of these premises, the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
     The Company and the Securityholders hereby agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the following meanings:
          “Credit Agreement” is defined in the recitals to this Agreement.
          “Commission” means the U.S. Securities and Exchange Commission, or any other Federal agency then administering the Securities Act.
          “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share, and any stock or securities issued with respect to such Common Stock by reason of a stock dividend, stock split, combination of shares, recapitalization, reclassification, merger, consolidation, corporate reorganization or otherwise.
          “Discontinuation Event” means (i) any request by the Commission or any other Federal or state governmental authority for amendments or supplements to be made to such Registration Statement or Prospectus; (ii) the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iii) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; (iv) the occurrence of any event or passage of time that makes the financial statements included in such Registration Statement ineligible for inclusion therein; (v) upon discovery that, or upon the happening of an event or the passage of time as a result of which any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference is untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus, Free Writing Prospectus or other documents so that, in the case of such Registration Statement, Prospectus, or Free Writing Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and/or (vi) the Company in good faith determines that any such Registration Statement, Prospectus or Free Writing Prospectus, or the use thereof, would materially and adversely affect any material corporate event as would otherwise require disclosure of non-public information which the Company determines, in its reasonable discretion, is not in the best interests of the Company at such time.
          “Effectiveness Date” means a date no later than one hundred twenty (120) days following the date hereof.
          “Effectiveness Period” shall have the meaning set forth in Section 2(a).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute, and the rules and regulations of the Commission issued thereunder.
          “Filing Date” means a date no later than the earlier of (i) ninety (90) days following the date hereof and (ii) five business days after the Company files its Form 10-K for fiscal year 2007 with the Commission.
          “Free Writing Prospectus” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.
          “Holder” or “Holders” means (a) the Securityholder, (b) any employee, director, officer or affiliate of the Securityholder to the extent that any of them hold Registrable Securities.
          “Person” means any individual, corporation, partnership, limited liability company, trust or any other incorporated or unincorporated entity or organization of any kind.
          “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.
          “Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

          “Registration Expenses” shall mean all reasonable and customary expenses of the Company incident to performance of or compliance with this Agreement, including, without limitation: (i) all Commission, stock exchange or registration and filing fees; (ii) filings pursuant to the policy of the National Association of Securities Dealers, Inc. with respect to the review of corporate financing; (iii) all fees and expenses incurred in connection with compliance with state securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualification of any of the Registrable Securities and the preparation of a Blue Sky Memorandum); (iv) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing any Registration Statement, Prospectus, certificates and other documents relating to the performance of and compliance with this Agreement; (v) all fees and expenses incurred in connection with the listing, if any, of any of the Registrable Securities on any securities exchange or exchanges or automated quotation system; and (vi) the fees and disbursements of counsel for the Company, the independent public accountants of the Company and one counsel for the Holders of the Registrable Securities included in such registration. Registration Expenses shall specifically exclude underwriting discounts and commissions or fees of underwriters, selling brokers, dealers, managers or similar securities industry professionals relating to the sale or disposition of Registrable Securities by the Holders and transfer and income taxes, if any, relating to the sale or disposition of Registrable Securities by the Holders.
          “Registrable Securities” means the Shares (and any securities issued with respect to the Shares as a result of any stock splits, combinations, reorganization or recapitalization); provided that a security shall cease to be a Registrable Security upon (i) a sale pursuant to a Registration Statement or Rule 144 under the Securities Act, or similar rule, which results in the Shares sold no longer being deemed “restricted securities” or (ii) such security becoming eligible for sale under Rule 144 without volume limitation, manner of sale or current information requirements, but only to the extent that the Company has caused (or offered to cause) the certificates representing such shares of Common Stock to be reissued to the Holder without restrictive legend.
          “Registrable Securities Value” means the aggregate value of all then currently Registrable Securities which shall be deemed to equal to $2.74 per share.
          “Registration Statement” means each registration statement required to be filed hereunder in respect of the Registrable Securities, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.
          “Required Holders” means the Holders then holding a majority in interest of the Registrable Securities.
          “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
          “Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

          “Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
          “Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations of the Commission issued thereunder.
          “Trading Market” means any of the NASD OTC Bulletin Board, NASDAQ Capital Market, the NASDAQ Global Market, The NASDAQ Global Select Market, the American Stock Exchange or the New York Stock Exchange.
     2. Registration.
          (a) On or prior to the Filing Date the Company shall prepare and file with the Commission a Registration Statement covering all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form S-3 (except if the Company is not eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on Form S-1 or such other appropriate form for which the Company then qualifies or that counsel for the Company shall deem appropriate, which form shall be available for the sale of the Registrable Securities in accordance with the methods of distribution thereof intended by the Holders, which methods shall be communicated in writing as a plan of distribution in advance to the Company and shall be subject to comments of the staff of the Commission). Such Registration Statement may also include additional shares of Common Stock pursuant to “piggyback” or similar registration rights previously granted by the Company, but only to the extent that the Company in good faith determines that it is required by the terms of such “piggy back” or similar rights to include additional shares in such Registration Statement. Notwithstanding anything to the contrary contained herein, the Company shall not be required to register any Registrable Securities, taking into account the nature of the securities and manner of disposition proposed by such Holders, to the extent that the Commission or its staff advises the Company in writing that the Registrable Securities may not be registered for sale as proposed, or objects to such registration in writing, or to the extent that such registration is not allowed by law or applicable regulation. If any Registrable Securities otherwise required to be registered hereunder are not able to be registered pursuant to the prior sentence, then such securities shall not be required to be registered until the later to occur of both(a) such securities becoming registrable (taking into account the nature of securities and the method of distribution proposed) under applicable law, regulation or Commission comment, as applicable, and (b) written notice to the Company requesting such registration.
          The Company shall use reasonable best efforts to cause the Registration Statement to become effective and remain effective as provided herein. The Company shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than the Effectiveness Date. The Company shall use its reasonable best efforts to keep the Registration Statement continuously effective under the Securities Act, except as provided herein, until the date which is the earlier date of when (i) all Registrable Securities have been sold, (ii) the date on which all of the Shares are no longer Registrable Securities, or (iii) two years from the date hereof (the “Effectiveness Period”).

          (b) If: (i) the Registration Statement is not filed on or prior to the Filing Date; (ii) the Registration Statement is not declared effective by the Commission by the Effectiveness Date; (iii) after the Registration Statement is filed with and declared effective by the Commission, the Registration Statement ceases to be effective (by suspension or otherwise) or cannot, by virtue of the provisions of Section 9(d) hereof, be used by the Holders due to any Discontinuation Event, as to all Registrable Securities to which it is required to relate at any time prior to the expiration of the Effectiveness Period (without being succeeded immediately by an additional registration statement filed and declared effective) for a period of time which shall exceed 60 days in the aggregate per year or more than 30 consecutive calendar days (defined as a period of 365 days commencing on the date the Registration Statement is declared effective); or (iv) the Common Stock is not listed or quoted, or is suspended from trading on any Trading Market for a period of five (5) consecutive Trading Days (provided the Company shall not have been able to cure such trading suspension within 30 days of the notice thereof or list the Common Stock on another Trading Market); (any such failure or breach being referred to as an “Event,” and for purposes of clause (i) or (ii) the date on which such Event occurs, or for purposes of clause (iii) the date which such 60 day or 30 consecutive day period (as the case may be) is exceeded or for purposes of clause (iv) the date on which such five (5) Trading Day period is exceeded, being referred to as “Event Date”), then:
               until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as liquidated damages and not as a penalty, equal to two percent (2.0%) of the Registrable Securities Value held by such Holder for each thirty (30) day period (prorated for partial periods and computed on a daily basis; provided that if the Registration Statement is not filed on or prior to the Filing Date, then for any liquidated damages with respect to such failure to file, liquidated damages shall be calculated as if the Filing Date was sixty (60) days after the date hereof. While such Event continues, such liquidated damages shall be paid not less often than each thirty (30) days. Any unpaid liquidated damages as of the date when an Event has been cured by the Company shall be paid within three (3) business days following the date on which such Event has been cured by the Company.
          (c) Within five business days of the Effectiveness Date, the Company shall cause its counsel to issue a blanket opinion, in such form as is reasonably requested by the Securityholders, to the transfer agent stating that the applicable shares are subject to an effective registration statement and can be reissued free of restrictive legend upon notice of a sale by the Holder and confirmation by the Holder that it has complied with the prospectus delivery requirements, provided that the Company has not advised the transfer agent orally or in writing that the opinion has been withdrawn. Copies of the blanket opinion required by this Section 2(c) shall be delivered to the Holder within the five business day time frame set forth above.
     3. Registration Procedures. If and whenever the Company is required by the provisions hereof to effect the registration of any Registrable Securities under the Securities Act (including the registration required to be filed before the Filing Date pursuant to Section 2 above), the Company will, as soon as reasonably possible:
          (a) prepare and file with the Commission the Registration Statement with respect to such Registrable Securities, respond as promptly as reasonably possible to any comments received from the Commission, and use its reasonable best efforts to cause the Registration Statement to become and remain effective for the Effectiveness Period with respect thereto, and promptly provide to the Holders copies of all filings and Commission letters of comment relating thereto;
          (b) prepare and file with the Commission such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be reasonably necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement and to keep such Registration Statement effective until the expiration of the Effectiveness Period;
          (c) furnish to the Holders such number of copies of the Registration Statement and the Prospectus included therein (including each preliminary Prospectus) as each Holder reasonably may request to facilitate the public sale or disposition of the Registrable Securities covered by the Registration Statement;
          (d) use its reasonable best efforts to register or qualify for unsolicited purchase and sale the Registrable Securities covered by the Registration Statement under the securities or “blue sky” laws of such jurisdictions within the United States as any Holder may reasonably request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified;
          (e) list the Registrable Securities covered by the Registration Statement with any Trading Market on which the Common Stock of the Company is then listed;
          (f) immediately notify the Holders at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the Prospectus contained in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;
          (g) make available for inspection by the Holders and any attorney, accountant or other agent retained by the Holders or any agent for the Holders designated in the Credit Agreement, all publicly available, non-confidential financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all publicly available, non-confidential information reasonably requested by the attorney, accountant or agent of the Holders;
          (h) to the extent reasonably requested by the Holders, enter into an underwriting agreement in customary form and participate in “road shows” and similar presentations reasonably requested by any underwriters; and
          (i) cause the Company’s counsel and independent accountants to deliver to any underwriters and/or the Holders opinions and comfort letters in customary form as reasonably requested by the Holders or by any underwriting agreement entered into by the Holders and the Company.
     4. Registration Expenses. The Company shall be responsible for and shall promptly pay all Registration Expenses relating to the Company’s compliance with Sections 2 and 3 of this Agreement.

     5. Rule 144 Reporting. With a view toward making available to the Holders the benefits of certain rules and regulations of the Commission that may permit the sale of the Common Stock to the public without registration, the Company agrees to use its reasonable best efforts to:
          (a) make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act until the earlier of: (i) six months after such date as all of the Registrable Securities may be resold pursuant to Rule 144 or any other rule of similar effect without volume limitations or current information requirements, or (ii) such date as all of the Registrable Securities shall have been resold;
          (b) file with the Commission, in a timely manner, all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
          (c) so long as any party hereto owns any Registrable Securities, furnish to such party forthwith upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as such party may reasonably request in availing itself of any rule or regulation of the Commission allowing it to sell any such securities without registration.
     6. Obligations of the Holders.
          (a) Each Holder shall furnish in writing to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may be reasonably required to effect such registration. At least seven (7) business days prior to the first anticipated filing date of any Registration Statement, the Company shall notify each Holder of the information the Company requires from such Holder if such Holder elects to have any of the Registrable Securities included in the Registration Statement. Each Holder shall provide such information to the Company at least two (2) business days prior to the first anticipated filing date of such Registration Statement if such Holder elects to have any of the Registrable Securities included in the Registration Statement. The Company shall not be required to include the Registrable Securities of a Holder in a Registration Statement and shall not be required to pay any liquidated damages or other damages under this Agreement to a Holder resulting from any delay in registration caused by the failure of such Holder to furnish to the Company such information at least two (2) business days prior to such filing date.
          (b) Each Holder, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless such Holder has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement.
          (c) Each Holder agrees that, upon receipt of any notice (which may be oral as long as written notice is provided by the next day) from the Company of the happening of a Discontinuation Event (which notice shall contain an explanation of the nature of the Discontinuation Event without providing material non-public information), such Holder will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities, until otherwise notified in writing by the Company or until such Holder’s receipt of the copies of the supplemented or amended prospectus filed with the SEC and until any related post-effective amendment is declared effective.
          (d) The Holder acknowledges and agrees that, as described in Schedule 6(d) hereto, other security holders of the Company have the right to include such securities, in addition to the Registrable Securities, in any Registration Statement filed or maintained by the Company pursuant to this Agreement.
          (e) No Holder may use any confidential information received by it pursuant to this Agreement in violation of the Exchange Act, or other applicable state or federal securities law or reproduce, disclose, or disseminate such information to any other person (other than his or her attorneys, agents and representatives having a need to know, and then only if they expressly agree to be bound hereby), unless such information has been made available to the public generally (other than by such recipient in violation hereof) or such recipient is required to disclose such information by a governmental body or regulatory agency or by law in connection with a transaction that is not otherwise prohibited hereby, and then only after reasonable notice to the Company and it has been provided a reasonable opportunity to object to such disclosure, with the reasonable cooperation and assistance of such Holder. Each Holder agrees to comply in all material respects with the Securities Act and other applicable laws in connection with the offer or sale of any Registrable Securities; provided, however, that any failure to comply that is due to any breach by the Company of its obligations hereunder or under applicable securities laws (including any misstatements or omission of material facts by the Company in its public disclosure documents) shall not constitute a breach of this Section 6(e) by the Holder. The obligations in this Section 6(e) shall survive the expiration or termination of this Agreement.
     Notwithstanding any of the foregoing, nothing herein shall obligate the Company to provide to the Holders, or any advisors or representatives or underwriters any material nonpublic information. The Company shall not disclose material nonpublic information to the Holders, or to advisors to or representatives of the Holders, pursuant to this Agreement unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Holders, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and any Holder wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto.
     7. Indemnification.
          (a) In connection with any registration or qualification of the Registrable Securities under this Agreement, (i) the Company shall indemnify and hold harmless each of the Holders, including but not limited to each Person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities and expenses (including but not limited to reasonable expenses incurred in investigating, preparing and defending against any claim) to which a Holder or such controlling person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as the same arise out of or are based upon or are caused by any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or Free Writing Prospectus furnished by the Company pursuant to this Agreement or insofar as the same arise out of or are based upon or are caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are ultimately determined to have arisen out of or were based upon or were caused by any untrue statement or alleged untrue statement or omission or alleged omission made in conformity with written information furnished to the Company by or on behalf of any Holder or such control person specifically for inclusion in any Registration Statement, Prospectus (and any amendments or supplements thereto) or Free Writing Prospectus (it being understood that the Holders have approved the plan of distribution included in the Registration Statement for this purpose and shall be deemed to have been specifically furnished by such Holders), or in the case of an occurrence of a Discontinuation Event, the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of an amended or supplemented Prospectus, but only if and to the extent that following the receipt of such amended or supplemented Prospectus the misstatement or omission giving rise to such liability would have been corrected, (ii) each Holder, severally and not jointly, shall indemnify the Company, its affiliates, any person who signed any Registration Statement, and their respective officers, directors and control persons against all such losses, claims, damages, liabilities and expenses (including but not limited to reasonable expenses incurred in investigating, preparing and defending against any claim) insofar as the same are ultimately determined to have arisen out of or were based upon or were caused by any such untrue statement or alleged untrue statement or any such omission or alleged omission based upon written information furnished to the Company by or on behalf of such Holder or any such control person specifically for the inclusion in any Registration Statement, Prospectus (and any amendments or supplements thereto) or Free Writing Prospectus, (it being understood that the Holders have approved the plan of distribution included in the Registration Statement for this purpose and shall be deemed to have been specifically furnished by such Holders), or in the case of an occurrence of a Discontinuation Event, the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of an amended or supplemented Prospectus, but only if and to the extent that following the receipt of such amended or supplemented Prospectus the misstatement or omission giving rise to such liability would have been corrected.
          (b) Notice of, and Procedures for, Collecting Indemnification. Promptly upon receipt by a party indemnified under this Agreement of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Agreement, such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may have to any indemnified party under this Agreement unless such failure shall materially and adversely affect the defense of such action. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable expenses incurred in investigating, preparing and defending against any claim) shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party), or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party). In the event that either of the circumstances described in clauses (ii) and (iii) of the sentence immediately preceding shall occur, the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of any such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. No indemnifying party shall be liable for any settlement entered into without its consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the provisions of this Section 7, no Holder shall be required to indemnify any person or entity in excess of the amount of the aggregate net proceeds received by such Holder in respect of Registrable Securities in connection with any such registration under the Securities Act.
          (c) Contribution. If the indemnification provided for in this Section 7 is unavailable to an indemnified party under paragraphs (a) and (b) hereof, other than as expressly set forth above, in respect of any losses, claims, damages, liabilities or expenses referred to therein, then an indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims or damages (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Holder(s) on the other hand from the offering of the Registrable Securities, and any other securities included in the Registration Statement which gave rise to such losses, claims, damages, liabilities or expenses, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Holder(s) on the other in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Holder(s) on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bears to the total net proceeds from the offering (before deducting expenses) received by the Holders, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company on the one hand and the Holder(s) on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Holder(s) and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission
     8. Representations and Warranties. The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and the Company has filed all reports required to be filed under the Exchange Act for the twelve months preceding the date hereof on a timely basis or has timely filed a valid extension of such time of filing and has filed such reports prior to the expiration of any such extension. The Company has filed (i) its Annual Report on Form 10-K for its fiscal year ended February 3, 2007 and (ii) its Quarterly Reports on Form 10-Q for each of its first three fiscal quarters after February 3, 2007 (collectively, the “SEC Reports”). Each SEC

Report was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed) and fairly present in all material respects the financial condition, the results of operations and the cash flows of the Company and its subsidiaries, on a consolidated basis, as of, and for, the periods presented in each such SEC Report, subject, in the case of unaudited statement, to normal, immaterial, year-end audit adjustments and the absence of complete footnotes.
     9. Miscellaneous.
          (a) Remedies. In the event of a breach by the Company or by a Holder, of any of their respective obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.
          (b) No Piggyback on Registrations. Except as and to the extent specified in Schedule 6(d) hereto, neither the Company nor any of its security holders (other than the Holders in such capacity pursuant hereto) may include securities of the Company in any Registration Statement other than the Registrable Securities, and the Company shall not after the date hereof enter into any agreement providing any such right for inclusion of shares in the Registration Statement relating to the Registrable Securities to any of its security holders. Except as and to the extent specified in Schedule 6(d) hereto, the Company has not previously entered into any agreement granting any registration rights with respect to any of its securities to any Person that have not been fully satisfied.
          (c) Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement.
          (d) Discontinued Disposition. Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from the Company of the occurrence of a Discontinuation Event, such Holder will forthwith discontinue disposition of such Registrable Securities under the applicable Registration Statement until such Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement or until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Company may provide appropriate stop orders to enforce the provisions of this paragraph. The Company agrees to use its reasonable best efforts to immediately cure any such Discontinuation

Event and to use its reasonable best efforts to immediately provide copies of any such supplement or amendment or use its reasonable best efforts to immediately deliver the Advice to each Holder.
          (e) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Required Holders. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of certain Holders and that does not directly or indirectly affect the rights of other Holders may be given by Holders of at least a majority of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence.
          (f) Notices. Any notice or request hereunder may be given to the Company or the Securityholders at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this Section 9(f). Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, hand delivery, overnight mail, Federal Express or other national overnight next day carrier (collectively, “Courier”) or telecopy or electronic mail. Notices and requests shall be, in the case of those by hand delivery, deemed to have been given when delivered to any party to whom it is addressed, in the case of those by mail, deemed to have been given three (3) business days after the date when deposited in the mail, in the case of a Courier, the next business day following timely delivery of the package with the Courier, and, in the case of a telecopy or electronic mail, when confirmed. The address for such notices and communications shall be as follows:

If to the Company:	Bakers Footwear Group, Inc.
2815 Scott Avenue
St. Louis, MO 63103
Attention: Peter A. Edison, Chief Executive Officer
Fax Number: (314) 641-0390
Email Address: pedison@bfgstl.com

With a Copy to:	Bryan Cave LLP
William L. Cole, Esq.
211 N. Broadway, Suite 3800
St. Louis, MO 63102
Fax Number: (314) 259-2020
Email Address: wlcole@bryancave.com

If to a Securityholder:	To the address set forth under such Securityholder’s name on the signature pages hereto.

If to any other Person who is then the registered Holder:	To the address of such Holder as it appears in the stock transfer books of the Company or such other address as may be designated in writing hereafter in accordance with this Section 9(f) by such Person.
          (g) Successors and Assigns.
                    (i) Assignments and Transfers by Holders. The provisions of this Agreement shall be binding upon and inure to the benefit of the Holders and their respective successors and assigns. Each Holder may transfer or assign, in whole or from time to time in part, to one or more persons, which shall be (A) an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended under the Securities Act, (B) shall be an employee, director, officer or Affiliate of Private Equity Management Group, LLC, (C) shall not be a direct competitor of the Company, and (D) which shall agree in writing to be bound by the terms and conditions of this Agreement, an executed counterpart of which shall be furnished to the Company, its rights hereunder in connection with the transfer of Registrable Securities by Holder to such person, provided that the Holder complies with all laws applicable thereto and provides written notice of assignment to the Company promptly after such assignment is effected.
                    (ii) Assignments and Transfers by the Company. This Agreement may not be assigned by the Company (whether by operation of law or otherwise) without the prior written consent of the Required Holders, provided, however, that the Company may assign its rights and delegate its duties hereunder to any surviving or successor corporation in connection with a merger or consolidation of the Company with another corporation, or a sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation, without the prior written consent of the Required Holders, after notice duly given by the Company to each Holder.
          (h) Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.
          (i) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement shall be commenced exclusively in the state and federal courts sitting in Los Angeles, California. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Los Angeles, California for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.
          (j) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
          (k) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
          (l) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
          (m) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
*********
*

SIGNATURE PAGE
TO
REGISTRATION RIGHTS AGREEMENT
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

BAKERS FOOTWEAR GROUP, INC.

By:	/s/ Peter A. Edison
Name:	Peter A. Edison
Title:	Chairman, Chief Executive Officer and President
Address:	2815 Scott Avenue
St. Louis, Missouri 63103
Fax Number:	(314) 641-0390
Email Address:	pedison@bfgstl.com

SIGNATURE PAGE
TO
REGISTRATION RIGHTS AGREEMENT
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SECURITYHOLDER:

Private Equity Management Group, Inc.

By:	/s/ Danny Pang
Name:	Danny Pang
Title:	Chairman, CEO

Address:	1 Park Plaza, Suite 550
Irvine, California 92614

Fax Number:	949-757-0978
Email Address:	dpang@pemgroup.com

EXHIBIT A
Securityholders
Private Equity Management Group, Inc.
1 Park Plaza, Suite 550
Irvine, California 92614
Attention: Peter Paul Mendel, Esq., General Counsel
Fax No.: (949) 757-0978

Schedule 6(d)
1. Registration rights granted to prior holders of the Company’s subordinated convertible debentures (2004):
The Company granted certain demand and other registration rights to the prior holders of its subordinated convertible debentures due 2007 under the terms and conditions of a certain Second Registration Rights Agreement dated January 2, 2004 by and among the Company and the selling shareholders (incorporated by reference to Exhibit 4.2.1 of Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-86332), filed with the SEC on January 8, 2004) (“Second Registration Rights Agreement”).
The Company registered 653,331 shares of common stock pursuant to this agreement. See Post-Effective Amendment No. 5 on Form S-3 to Registration Statement on Form S-1 (File No. 333-112386) and prospectus dated May 9, 2005 (the “2005 Debenture Shares Registration Statement”).
2. Registration rights granted to representatives of the underwriters in connection with the Company’s initial public offering:
The Company granted certain demand, piggy-back and other registration rights in connection with the warrants issued in connection with our initial public offering pursuant to the terms of that certain Representatives’ Warrant Agreement, dated February 10, 2004 by and among the Company, Ryan Beck & Co., Inc. and BB&T Capital Markets, a Division of Scott & Stringfellow, Inc. (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed on April 2, 2004 (File No. 000-50563)) (“Representatives’ Warrant Agreement”). In connection with the Company’s initial public offering, the Company issued to the representatives of the underwriters and their designees warrants to purchase up to 216,000 shares of common stock, subject to anti-dilution adjustments, at an exercise price equal to $12.7875 per share. Warrants to purchase up to 121,500 shares of common stock remain unexercised. The warrant holders may exercise the warrants at any time during the four-year period commencing on February 10, 2005. The warrant holders are entitled to receive, at any time and from time to time, shares of common stock under a cashless exercise provision based on the value of the warrants at the time of exercise. The Company is obligated to register the shares underlying these warrants and has other obligations to the representatives of the underwriters pursuant to the Representatives’ Warrant Agreement.
Under the terms of the Representatives’ Warrant Agreement, the Company is required for a period of five years after February 10, 2004, (i) at the request of a majority of the warrant holders, to use its best efforts to file one registration statement, at its expense, covering the sale of the shares of common stock underlying the warrants and (ii) at the request of any holders of warrants, to file additional registration statements covering the shares of common stock underlying the warrants at the expense of those holders. The Company is required to maintain the effectiveness of any demand registration statement for up to nine consecutive months. Except for the registration rights that it granted to the prior holders of its previously outstanding subordinated convertible debentures, the Company generally agreed not to make any registered offering of its securities, with limited exceptions, or to include any other shares on any such demand registration statement, at any time that the Company is required to maintain the effectiveness of a demand registration statement under the agreement, without first obtaining the consent of a majority of the holders of warrants

1

and warrant shares that are not then held by the public or by the Company or other excepted persons who have a relationship with the Company and the Company’s affiliates. See Section 7.4(g) of the Representatives’ Warrant Agreement. In connection with the Company’s April 8, 2005 private placement, the majority-in-interest of the warrant holders waived certain of these rights.
In addition, the Company is required to include the shares of common stock underlying the warrants in any appropriate registration statement that it files during the six years following the consummation of the Company’s initial public offering. In connection with the April 2005 private placement, in addition to the registration rights described above, the Company agreed to register the shares underlying the warrants described above. The Company has registered for resale the shares underlying these warrants in a registration statement which also relates to the common stock and warrants issued in our April 8, 2005 private placement although the above described registration rights still exist. See Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-124672) and prospectus dated May 25, 2005 and prospectus supplement thereto dated February 21, 2006 (the “2005 PIPE Registration Statement”).
The Company is required to provide 30 days prior written notice to the Holders under the Representatives’ Warrant Agreement prior to filing any other registration statement and to afford each of the Representatives and such Holders of the Warrants and/or Warrant Shares the opportunity to have any such Warrant Shares registered under such registration statement.
3. Registration rights granted in connection with April 2005 private placement transaction:
In connection with the Company’s private placement in April 2005, the Company issued, to the investors and the placement agent in that offering, warrants to purchase 250,000 shares and 125,000 shares, respectively, of our common stock, subject to anti-dilution and other adjustments, at an exercise price of $10.18 per share. The warrants issued in the private placement are generally exercisable until April 8, 2010. We generally have the right to call the warrants issued in April 2005 to the investors, but not the placement agent, at a redemption price equal to $0.01 per share, which will likely cause their exercise into shares of common stock, in the event that the closing bid price of a share of our common stock equals or exceeds $25.00 per share for any 20 consecutive trading days commencing after the registration statement relating to the shares is declared effective.
Under the terms of the investor warrants, we are required to exercise such right within one business day immediately following the end of any such 20 day trading period. The private placement warrant holders are entitled to receive shares of our common stock under a cashless exercise provision if the registration statement required by the applicable registration rights agreement was not declared effective by April 8, 2006, or if sales of such shares cannot be made for any reason, subject to limited exceptions. The cashless exercise provision of the warrants issued to the placement agent is generally available to the placement agent and not subject to restrictions.
We were obligated to register the shares issued and underlying the warrants issued in the private placement and have other obligations to the investors and the placement agent pursuant to the Registration Rights Agreement dated April 8, 2005 by and among the Company, the Investors named therein and Ryan Beck & Co., Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 000-50563), filed on April 13, 2005) (the “2005 Registration Rights Agreement”). Under the 2005 Registration Rights Agreement, the Company must file a registration statement upon the written demand of any Investor (as defined therein).

2

Also pursuant to the 2005 Registration Rights Agreement, the Company filed, at its expense, a registration statement with the SEC which was declared effective on May 25, 2005 and covers the resale of the shares of common stock issued in the April 2005 private placement, the shares of common stock underlying the warrants issued to the investors and the placement agent in the April 2005 private placement and the 216,000 shares of common stock underlying the warrants granted to the representatives of the underwriters in connection with our initial public offering. Investor warrants relating to up to 137,500 shares of our common stock and placement agent warrants relating to up to 125,000 shares of our common stock are outstanding, respectively.
Although the Company has already registered the shares of common stock sold in connection with the Company’s 2005 private placement, the warrants issued to the investors and the shares of common stock issuable upon the exercise of the placement agent warrants, the above described registration rights still exist.
4. Registration rights granted in connection with June 2007 issuance of the Company’s subordinated convertible debentures:
Reference is made to that certain Registration Rights Agreement dated June 26, 2007 by and among the Company and the securityholders named therein (incorporated by reference to Exhibit 4.5 of the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2007) (the “Debenture Registration Rights Agreement”).
On June 26, 2007 the Company issued $4 million aggregate principal amount of subordinated convertible debentures (the “Debentures”) in a private placement. The Debentures are convertible into shares of the Borrower’s common stock at any time. The initial conversion price is $9.00 per share, subject to the limitations and adjustments provided in the Debentures. Based on the initial conversion price, the Debentures are convertible into an aggregate of 444,441 shares of the Borrower’s common stock, after eliminating fractional shares. The Borrower generally has the right, but not the obligation, to call the Debentures at any time prior to conversion if the closing price of the Borrower’s common stock (as adjusted for stock dividends, subdivisions or combinations) is equal to or above $16.00 per share for each of 20 consecutive trading days and certain other equity conditions and other conditions are met.
The conversion price, and thus the number of shares into which the Debentures are convertible, is subject to anti-dilution adjustments relating to stock dividends, or subdivisions or combination of the Borrower’s capital stock.
In addition, the Debentures contain a weighted average conversion price adjustment generally for future issuances, at prices less than the then current conversion price, of common stock or securities convertible into, or options to purchase, shares of common stock, excluding generally currently outstanding options, warrants or performance shares and any future issuances pursuant to any properly authorized equity compensation plans. The conversion price of the Debentures will be affected by the term loan transaction, although the exact impact will not be calculated until after closing.
The Company also entered into the Debenture Registration Rights Agreement with the debenture holders in respect of the shares of common stock underlying the Debentures. As described in more detail below, the Debenture Registration Rights Agreement generally provides for certain demand

3

and “piggy-back” registration rights for a period of up to two years after all of the principal amount of the Debentures cease to be outstanding. The Company also has certain other ongoing obligations, including providing the debenture holders with specified notices and certain information, making required SEC filings, indemnifying the Debenture holders for certain liabilities and generally paying expenses of the Debenture holders. Under the Debenture Registration Rights Agreement, the Company has the right to suspend use of the registration statement for not more than 30 consecutive days or for a total of more than 60 days in any 12 month period in certain circumstances.
Under the Registration Rights Agreement, the Company must file a registration statement upon the written demand of the holders of a majority of the Registrable Securities (as defined therein) until two years after all of the principal amount of the Debentures ceases to be outstanding. Furthermore, the Debenture holders have piggy-back registration rights until two years after all of the principal amount of the Debentures ceases to be outstanding. The Company is required to provide 30 days prior written notice to the Debenture holders prior to filing any other registration statement and to afford each of the securityholders the opportunity to have their Registrable Securities registered under such registration statement.

4